Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Third Quarter Ended September 30, 2020 and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., Nov 12, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced financial and operating results for the third quarter ended September 30, 2020 and provided a corporate update.

Financial Results for the Quarter Ended September 30, 2020

Net Revenues. Consolidated net revenues for the three months ended September 30, 2020 were $2.4 million compared to $4.1 million for the three months ended September 30, 2019, a decrease of $1.7 million or 42%. The decrease was driven by lower AXP® disposable and CAR-TXpress™ sales. The COVID-19 pandemic appears to be the main driver of the decline as fewer cord blood units are being stored globally during the pandemic. The Company expects sales to increase after the pandemic is over.

Gross Profit. The Company’s gross profit was $1.5 million or 64% of net revenues for the three months ended September 30, 2020, compared to $1.9 million or 47% of net revenues for the quarter ended September 30, 2019, a decrease of $0.4 million. The decrease was driven by the decline in AXP disposable and CAR-TXpress sales, partially offset by a refund of approximately $0.8 million from ImmuneCyte for its mark-up on sales of the testing kits which were previously reserved by the Company.

Sales and Marketing Expenses. Consolidated sales and marketing expenses were $539,000 for the three months ended September 30, 2020, as compared to $502,000 for the three months ended September 30, 2019, an increase of 7%. The increase was driven by accrued expenses related to the Company’s employee short-term incentive program and for consulting expenses. These increases were partially offset by lower stock compensation expense in the quarter ended September 30, 2020.

Research and Development Expenses. Consolidated research and development expenses were $750,000 for the three months ended September 30, 2020, compared to $584,000 for the three months ended September 30, 2019, an increase of $166,000 or 28%. The increase was driven by development expenses for the Company’s COVID-19 cartridge reader.

General and Administrative Expenses. Consolidated general and administrative expenses for the three months ended September 30, 2020 were $1.3 million, compared to $1.1 million for the three months ended September 30, 2019, an increase of $0.2 million or 15%. The primary driver of the increase was accrued expenses related to the Company’s employee short-term incentive program and severance expense.

Interest Expense. Interest expense for the three months ended September 30, 2020 was $1.5 million, compared to $1.2 million for the three months ended September 30, 2019, an increase of $0.3 million. The increase was driven by additional interest expense and amortization of the debt discount related to the Revolving Credit Agreement with Boyalife Asset Holding II, Inc.

Net Loss. For the quarter ended September 30, 2020, the Company reported a comprehensive loss attributable to common stockholders of $2.5 million, or $(0.37) per share, based on 6,711,664 weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $2.3 million, or $(0.78) per share, based on 2,913,198 weighted average basic and diluted common shares outstanding for the quarter ended September 30, 2019.

Adjusted EBITDA. In addition to the results reported under U.S. GAAP, the Company also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of its historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA for the three months ended September 30, 2020 was a loss of $672,000, compared to income of $125,000 for the three months ended September 30, 2019, a decrease of $797,000. The adjusted EBITDA decrease was driven by a reduction in gross profit as the result of lower sales, inventory reserves, accrued expenses related to the Company’s employee short-term incentive program, increased research and development expenses and severance expense. These decreases were partially offset by an $0.8 million refund received from ImmuneCyte for its mark-up portion of the testing kits previously reserved by the Company. A reconciliation of adjusted EBITDA to net loss is set forth below.

Liquidity and Capital Resources. At September 30, 2020, the Company had cash and cash equivalents totaling $4.4 million, compared with $3.2 million at December 31, 2019. Working capital improved to $7.1 million at September 30, 2020 as compared to $3.2 million at December 31, 2019.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally-closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2019.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$4,436,000	$3,157,000
Restricted cash	--	1,000,000
Accounts receivable, net	1,698,000	1,278,000
Inventories, net	5,876,000	3,824,000
Prepaid expenses and other current assets	766,000	602,000

Total current assets	12,776,000	9,861,000

Equipment and leasehold improvements, net	1,537,000	2,028,000
Right-of-use operating lease assets, net	765,000	859,000
Goodwill	781,000	781,000
Intangible assets, net	1,382,000	1,467,000
Other assets	48,000	218,000

Total assets	$17,289,000	$15,214,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,661,000	$1,447,000
Other current liabilities	4,059,000	5,238,000

Total current liabilities	5,720,000	6,685,000

Long-term liabilities	8,267,000	7,613,000

ThermoGenesis Holdings, Inc. stockholders' equity	3,132,000	386,000

Noncontrolling interests	170,000	530,000

Total liabilities and equity	$17,289,000	$15,214,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net revenues	$2,355,000	$4,058,000	$7,797,000	$11,325,000
Cost of revenues	844,000	2,163,000	7,426,000	6,220,000

Gross profit	1,511,000	1,895,000	371,000	5,105,000

Expenses:

Sales and marketing	539,000	502,000	1,424,000	1,227,000
Research and development	750,000	584,000	1,937,000	1,758,000
General and administrative	1,305,000	1,139,000	4,489,000	3,617,000

Total operating expenses	2,594,000	2,225,000	7,850,000	6,602,000

Loss from operations	(1,083,000)	(330,000)	(7,479,000)	(1,497,000)

Interest expense	(1,531,000)	(1,188,000)	(6,377,000)	(3,531,000)
Loss on equity method investments	--	--	(13,000)	--
Loss on extinguishment of debt	--	(840,000)	--	(840,000)
Other income (expenses)	5,000	(15,000)	7,000	(27,000)

Total other expenses	(1,526,000)	(2,043,000)	(6,383,000)	(4,398,000)

Net loss	(2,609,000)	(2,373,000)	(13,862,000)	(5,895,000)

Loss attributable to noncontrolling interests	(146,000)	(91,000)	(360,000)	(445,000)
Net loss attributable to common stockholders	$(2,463,000)	$(2,282,000)	$(13,502,000)	$(5,450,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net cash used in operating activities	$(11,859,000)	$(3,518,000)

Cash flows from investing activities:
Capital expenditures	(23,000)	(178,000)
Net cash used in investing activities	(23,000)	(178,000)

Cash flows from financing activities:
Proceeds from convertible promissory note-related party	4,287,000	1,513,000
Payments on financing lease obligations	(32,000)	(15,000)
Proceeds from issuance of common stock, net of expenses	5,580,000	756,000
Proceeds from exercise of options, warrants and pre-funded warrants	1,683,000	42,000
Proceeds from long-term debt	--	1,800,000
Proceeds from note payable	646,000	--

Net cash provided by financing activities	12,164,000	4,096,000

Effects of exchange rate changes on cash and cash equivalents	(3,000)	--
Net increase (decrease) in cash, cash equivalents and restricted cash	279,000	400,000

Cash, cash equivalents and restricted cash at beginning of period	4,157,000	3,400,000
Cash, cash equivalents and restricted cash at end of period	$4,436,000	$3,800,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(2,609,000)	$(2,373,000)	$(13,862,000)	$(5,895,000)

Deduct:
Interest expense	(1,531,000)	(1,188,000)	(6,377,000)	(3,531,000)
Fair value change of derivative instruments and other	5,000	(15,000)	7,000	(27,000)
Loss on extinguishment of debt	--	(840,000)	--	(840,000)
Loss on equity method investments	--	--	(13,000)	--
Loss from operations	$(1,083,000)	$(330,000)	$(7,479,000)	$(1,497,000)

Add:
Depreciation and amortization	177,000	202,000	569,000	604,000
Stock-based compensation expense	234,000	253,000	615,000	459,000
Adjusted EBITDA	$(672,000)	$125,000	$(6,295,000)	$(434,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.